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                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number: 333-2336-01


                               CBM FUNDING CORPORATION
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             (Exact name of registrant as specified in its charter)

             DEPT. 908, 10400 FERNWOOD ROAD, BETHESDA, MD 20817, TEL. (301) 380-2070
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(Address,  including zip code,  and  telephone  number,  including  area code of
Registrant's principal executive offices)

               MULTICLASS MORTGAGE PASSTHROUGH CERTIFICATES, SERIES 1996-1B
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            (Title of each class of securities covered by this Form)


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 (Title of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      (  )
Rule 12g-4(a)(1)(ii)     (  )
Rule 12g-4(a)(2)(i)      (  )
Rule 12g-4(a)(2)(ii)     (  )


Rule 12h-3(b)(1)(i)      (  )
Rule 12h-3(b)(1)(ii)     (  )
Rule 12h-3(b)(2)(i)      (  )
Rule 12h-3(b)(2)(ii)     (  )
Rule 15d-5                (X)

Approximate number of holders of record as of the certification or notice date: 67

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: 4/15/97                                                        By:  /s/ Bruce F. Stemerman
                                                                   Name:  Bruce F. Stemerman
                                                                   Title: President and Director

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